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                                                                    Exhibit 21.1

                                  SUBSIDIARIES

1. The Medicines Company Limited, a private limited company incorporated under the laws of New Zealand, is a wholly-owned subsidiary of the Company.


2. The Medicines Company Limited, a private limited company incorporated under the laws of the United Kingdom, is a wholly-owned subsidiary of the Company.